MATERIAL CHANGE REPORT

(Section 75(2) of the Securities Act (Ontario) (the “Act”)

and equivalent previsions of other Canadian provincial Securities Acts)

ITEM 1 – Reporting Issuer:

DataMirror Corporation

3100 Steeles Avenue East, Suite 1100

Markham, Ontario L3R 8T3

ITEM 2 – Date of Material Change:  May 8, 2003

ITEM 3 – Press Release:

Press Release issued May 8, 2003, Toronto, Canada:  DataMirror Announces Preliminary Results for First Quarter of Fiscal 2004.  A copy of this press release is attached to this Material Change Report.

ITEM 4 – Summary of Material Change:

DataMirror Corporation announced preliminary results for the quarter ended April 30, 2003.  Revenue for the quarter is expected to be in the range of $13.2 to $13.4 million.  GAAP net income for the quarter is expected to be between $0.05 and $0.07 per share.  Previously announced guidance for the first quarter of fiscal 2004 was for GAAP earnings of between $0.10 and $0.15 per share.

ITEM 5 – Full Description of Material Change:

See Attached Press Release.

ITEM 6 – Reliance on Section 75(3) of the Act (or equivalent):  N/A

ITEM 7 – Omitted Information:  N/A

ITEM 8 – Senior Officer:

Peter Cauley, Vice-President and Chief Financial Officer

(905) 415-0310 ext. 271

ITEM 9 – Statement of Senior Officer:

The foregoing accurately discloses the material change referred to herein.

DATAMIRROR CORPORATION

                        ___________________________________

Peter Cauley

Vice-President and Chief Financial Officer

Markham, Ontario

May 15, 2003